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                              GARDEN BOTANIKA, INC.
                             CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (EXHIBIT 11)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                 (UNAUDITED)
                                                                           --------------------------
                                                                                 QUARTER ENDED
                                                                           --------------------------
                                                                            MAY 2,             MAY 3,
                                                                             1998              1997
                                                                           -------           -------
PRIMARY:
   Earnings -
      Net earnings (loss) applicable to common
        and common equivalent shares                                       $(4,997)          $(3,225)
                                                                           =======           =======
   Shares -
      Weighted average common shares outstanding                             7,069             7,069
      Net effect of stock options, based on treasury stock method
        using average market price (1)                                          --                --
                                                                           -------           -------
     Weighted average common and common equivalent shares                    7,069             7,069
                                                                           =======           =======
   Primary earnings (loss) per common and
      common equivalent share                                              $ (0.71)          $ (0.46)
                                                                           =======           =======


FULLY DILUTED:

   Fully diluted earnings (loss) per share is not presented, as there were no potentially dilutive securities.


NOTE:

(1) In the calculation of weighted average common and common equivalent shares, nonqualified stock options and warrants to purchase common stock are considered common stock equivalents. Such options and warrants are converted using the treasury stock method, which assumes that the shares issuable upon exercise of the options or warrants were outstanding for the full period. In accordance with generally accepted accounting principles, no common stock equivalents are shown for either the first quarter of either fiscal 1998 or fiscal 1997, as their effect would have been anti-dilutive.



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